Exhibit 99.1

NEWS RELEASE

SPX REPORTS SECOND QUARTER 2012 RESULTS

Strategic Transformation Progressing

Revenues Up 11% to $1.3 Billion

Earnings Per Share from Continuing Operations of $0.74;

Adjusted Earnings Per Share* from Continuing Operations of $0.78

CHARLOTTE, NC — August 1, 2012 — SPX Corporation (NYSE:SPW) today reported results for the second quarter ended June 30, 2012:

Second Quarter Highlights:

•                  Revenues increased 10.9% to $1.26 billion from $1.14 billion in the year-ago quarter.  Organic revenues* increased 3.1%, completed acquisitions increased revenues by 13.0%, and currency fluctuations negatively impacted revenues by 5.2%.

•                  Segment income and margins were $116.0 million and 9.2%, compared to $116.5 million and 10.2% in the year-ago quarter.  Second quarter of 2012 segment margins were impacted by 100 basis points of dilution from the 2011 acquisition of ClydeUnion, including $2.7 million of purchase accounting charges related to the step-up in value of inventory and backlog.

•                  Diluted net income per share from continuing operations was $0.74, compared with $0.47 in the year-ago quarter.  The current year quarter included $2.7 million, or $0.04 per share, of non-cash, purchase accounting charges related to ClydeUnion.  The prior year quarter included a non-cash charge of $24.7 million, or $0.29 per share, related to an impairment of goodwill and indefinite-lived intangible assets.

•                  Adjusted net income per share from continuing operations*, which excludes the impact of the current year purchase accounting charges and the prior year impairment charge noted above, was $0.78 in the current quarter and $0.76 in the year-ago quarter.

•                  Net cash flow from continuing operations was $1.9 million, compared to $39.7 million in the year-ago quarter.  The decrease was attributable primarily to higher pension contributions in the current quarter and current quarter tax payments of $10.1 million compared to a tax refund of $20.1 million in the year-ago quarter.

•                  Free cash flow used in continuing operations* was $13.6 million during the current quarter, compared to free cash flow from continuing operations in the year-ago quarter of $10.5 million.  The decline was due to the items noted above, partially offset by lower capital expenditures as spending on the expansion of our power transformer facility was essentially completed in the fourth quarter of 2011.

“Our second quarter results were highlighted by strong organic revenue growth in Flow Technology and Industrial Products, both of which achieved improved margin performance, excluding the impact of acquisitions.  This growth was partially offset by a decline in the revenue and profitability of Thermal, which continues to face challenging market dynamics in power generation,” said Christopher J. Kearney, Chairman, President, and Chief Executive Officer of SPX.

“On a consolidated basis, organic revenues grew three percent year-over-year in the second quarter, driven largely by 23 percent growth in Asia Pacific and modest growth in the Americas.  In Europe, for both the second quarter and the first half of 2012, our organic revenues were down five percent versus last year.  This reflects weaker overall demand in Europe than we anticipated at the outset of the quarter.

“In addition, currency rate changes, particularly the weakening of the Euro, were a notable headwind against our second quarter financial results and have also reduced our expectations for the balance of the year.  For the full year, we now expect revenue growth in the range of 11 to 15 percent, versus our previous target of 13 to 19 percent.

“We are encouraged by the progress we made on our strategic actions during the second quarter.  A key focus for us this year is the integration of ClydeUnion, which showed improvement in its financial and operational performance quarter to quarter.  The sale of Service Solutions is progressing; we have received European regulatory approval and are working through the final stages of the U.S. approval process.  When completed, the after-tax proceeds of this sale are expected to be approximately $1 billion, the majority of which we intend to use on debt reduction and share repurchases as previously indicated.  After these actions, we are projecting to have about $1.4 billion of liquidity that will provide us significant financial flexibility moving into 2013,” Kearney said.

FINANCIAL HIGHLIGHTS – CONTINUING OPERATIONS

Flow Technology

Revenues for the second quarter of 2012 were $677.3 million compared to $492.8 million in the second quarter of 2011, an increase of $184.5 million, or 37.4%.  Organic revenues increased 11.9%, reflecting growth in all three of our end markets.  Sales of large-scale food and beverage systems in Asia Pacific experienced the most growth.  Geographically, we experienced organic growth in the Americas and Asia Pacific, which was partially offset by a decline in Europe.  Acquisitions increased reported revenues by 31.5%, driven primarily by ClydeUnion where revenue increased 15.1% sequentially.  The impact of currency fluctuations, primarily the Euro, decreased reported revenues by 6.0% from the year-ago quarter.

Segment income was $69.8 million, or 10.3% of revenues, in the second quarter of 2012, compared to $56.6 million, or 11.5% of revenues, in the second quarter of 2011.  The increase in segment income was due primarily to the impact of the organic revenue growth noted above.  The decline in segment margin was due primarily to 240 basis points of dilution from the operating performance of ClydeUnion and to purchase accounting charges, partially offset by the leverage from the organic revenue growth and increased year-over-year pricing.

Thermal Equipment and Services

Revenues for the second quarter of 2012 were $350.2 million compared to $431.9 million in the second quarter of 2011, a decrease of $81.7 million, or 18.9%.  Organic revenues decreased 11.0% in the quarter, driven primarily by lower cooling system and services sales in the United States and Europe, partially offset by increased backlog execution in South Africa. Additionally, organic revenues continued to be negatively impacted by the timing of sales of heating products compared to the year-ago quarter, stemming from unusually warm weather experienced in the United States during the first half of 2012.  The impact of currency fluctuations decreased reported revenues by 6.3% from the year-ago quarter, driven primarily by the Euro and the South African Rand.

Segment income was $16.0 million, or 4.6% of revenues, in the second quarter of 2012, compared to $35.8 million, or 8.3% of revenues, in the second quarter of 2011.  The decline in segment income and margins was due primarily to the impact of the decline in high-margin cooling projects noted above.

Industrial Products and Services

Revenues for the second quarter of 2012 were $232.8 million compared to $212.1 million in the second quarter of 2011, an increase of $20.7 million, or 9.8%.  Organic revenues increased 10.6% in the quarter, which is attributable primarily to 19.5% growth in our power transformer business and increased sales of precision machine components to the aerospace industry, partially offset by declines in sales of fare-collection systems.  The impact of currency fluctuations decreased reported revenues by 0.8% from the year-ago quarter.

Segment income was $30.2 million, or 13.0% of revenues, in the second quarter of 2012, compared to $24.1 million, or 11.4% of revenues, in the second quarter of 2011.  The increase in income and margins was due primarily to the impact of the organic revenue volumes noted above as well as modestly increased pricing of power transformers.

OTHER ITEMS

Dividend:   On May 25, 2012, the company announced that its Board of Directors had declared a quarterly dividend of $0.25 per common share to shareholders of record on June 14, 2012, which was paid on July 3, 2012.

Form 10-Q:  The company expects to file its quarterly report on Form 10-Q for the quarter ended June 30, 2012 with the Securities and Exchange Commission by August 3, 2012.  This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spx.com, in the Investor Relations section.

Discontinued Operations:   During the first quarter of 2012, the company entered into an agreement to sell its Service Solutions business unit. The financial condition, results of operations, and cash flows of Service Solutions have been reported as discontinued operations in the attached condensed consolidated financial statements.

Segment Reporting:   With the pending sale of Service Solutions, the company is no longer reporting the Test & Measurement segment.  We are continuing to report Flow Technology and Thermal Equipment and Services, our two reportable segments.  The other two businesses that had been reported within Test & Measurement, along with our remaining operating segments, are included in an “All Other” category, which we refer to as Industrial Products and Services.

About SPX:  Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and over 18,000 employees. The company’s highly-specialized, engineered products and technologies are concentrated in three areas: flow technology, infrastructure, and vehicle service solutions.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity, processed foods and beverages and vehicle services, particularly in emerging markets. The company’s products include food processing systems for the food and beverage industry, power transformers for utility companies, cooling systems for power plants; and diagnostic tools and equipment for the automotive industry. This description of SPX does not reflect the pending sale of the Service Solutions business.   For more information, please visit www.spx.com.

* Non-GAAP number. See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, and any amendments thereto, and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “project” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements.

Contact:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403/704-804-3717
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three months ended		Six months ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Revenues	$1,260.3	$1,136.8	$2,425.5	$2,121.7

Costs and expenses:
Cost of products sold	923.0	822.4	1,786.8	1,514.5
Selling, general and administrative	249.5	231.9	523.0	474.3
Intangible amortization	9.4	5.7	18.1	11.3
Impairment of goodwill and other intangible assets	—	24.7	—	24.7
Special charges, net	8.4	4.2	10.8	6.6
Operating income	70.0	47.9	86.8	90.3

Other income (expense), net	(2.8)	(0.9)	19.0	2.1
Interest expense	(27.9)	(23.7)	(56.4)	(47.7)
Interest income	1.6	1.4	2.9	2.7
Equity earnings in joint ventures	6.9	5.0	16.4	13.8
Income from continuing operations before income taxes	47.8	29.7	68.7	61.2
Income tax provision	(9.3)	(4.7)	(22.3)	(15.5)
Income from continuing operations	38.5	25.0	46.4	45.7

Income from discontinued operations, net of tax	10.3	7.3	15.5	13.3
Gain (loss) on disposition of discontinued operations, net of tax	(0.6)	2.7	(0.9)	0.8
Income from discontinued operations, net of tax	9.7	10.0	14.6	14.1

Net income	48.2	35.0	61.0	59.8

Net income attributable to noncontrolling interests	0.8	0.7	0.1	2.4

Net income attributable to SPX Corporation common shareholders	$47.4	$34.3	$60.9	$57.4

Amounts attributable to SPX Corporation common shareholders:
Income from continuing operations, net of tax	$37.7	$24.3	$46.3	$43.3
Income from discontinued operations, net of tax	9.7	10.0	14.6	14.1
Net income	$47.4	$34.3	$60.9	$57.4

Basic income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.75	$0.48	$0.92	$0.86
Income from discontinued operations attributable to SPX Corporation common shareholders	0.20	0.20	0.29	0.28
Net income per share attributable to SPX Corporation common shareholders	$0.95	$0.68	$1.21	$1.14

Weighted average number of common shares outstanding - basic	49.954	50.554	50.283	50.410

Diluted income per share of common stock:
Income from continuing operations attributable to SPX Corporation common shareholders	$0.74	$0.47	$0.90	$0.85
Income from discontinued operations attributable to SPX Corporation common shareholders	0.19	0.20	0.29	0.27
Net income per share attributable to SPX Corporation common shareholders	$0.93	$0.67	$1.19	$1.12

Weighted average number of common shares outstanding - diluted	50.909	51.365	51.184	51.158

Comprehensive income (loss)	$(82.7)	$69.5	$(4.7)	$183.8

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and equivalents	$327.5	$551.0
Accounts receivable, net	1,305.1	1,224.5
Inventories	613.1	591.9
Other current assets	161.5	132.7
Deferred income taxes	91.7	66.4
Assets of discontinued operations	734.4	720.1
Total current assets	3,233.3	3,286.6
Property, plant and equipment:
Land	44.6	48.4
Buildings and leasehold improvements	316.3	302.9
Machinery and equipment	785.9	775.0
	1,146.8	1,126.3
Accumulated depreciation	(502.5)	(476.3)
Property, plant and equipment, net	644.3	650.0
Goodwill	1,776.4	1,773.7
Intangibles, net	950.8	972.4
Other assets	739.1	709.1
TOTAL ASSETS	$7,343.9	$7,391.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$535.1	$643.4
Accrued expenses	1,005.8	982.0
Income taxes payable	29.2	26.7
Short-term debt	237.4	71.3
Current maturities of long-term debt	331.6	4.2
Liabilities of discontinued operations	205.0	234.4
Total current liabilities	2,344.1	1,962.0

Long-term debt	1,594.5	1,925.6
Deferred and other income taxes	144.7	131.1
Other long-term liabilities	1,085.3	1,135.8
Total long-term liabilities	2,824.5	3,192.5

Equity:
SPX Corporation shareholders’ equity:
Common stock	997.2	993.6
Paid-in capital	1,539.7	1,502.2
Retained earnings	2,523.7	2,488.3
Accumulated other comprehensive loss	(312.2)	(246.5)
Common stock in treasury	(2,583.2)	(2,510.3)
Total SPX Corporation shareholders’ equity	2,165.2	2,227.3
Noncontrolling interests	10.1	10.0
Total equity	2,175.3	2,237.3
TOTAL LIABILITIES AND EQUITY	$7,343.9	$7,391.8

SPX CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended		Six months ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Cash flows from (used in) operating activities:
Net income	$48.2	$35.0	$61.0	$59.8
Less: Income from discontinued operations, net of tax	9.7	10.0	14.6	14.1
Income from continuing operations	38.5	25.0	46.4	45.7
Adjustments to reconcile income from continuing operations to net cash from (used in) operating activities:
Special charges, net	8.4	4.2	10.8	6.6
Impairment of goodwill and other intangible assets	—	24.7	—	24.7
Gain on sale of a business	—	—	(20.5)	—
Deferred and other income taxes	(1.6)	(9.0)	0.1	(5.0)
Depreciation and amortization	29.6	21.1	57.1	42.2
Pension and other employee benefits	14.4	14.5	28.7	29.5
Stock-based compensation	6.5	6.5	28.3	25.7
Other, net	5.1	4.1	6.0	3.2
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable and other assets	(93.3)	(51.3)	(174.9)	(45.1)
Inventories	22.8	(52.8)	(7.8)	(65.0)
Accounts payable, accrued expenses and other	(23.2)	57.2	(154.1)	(28.7)
Cash spending on restructuring actions	(5.3)	(4.5)	(11.7)	(13.2)
Net cash from (used in) continuing operations	1.9	39.7	(191.6)	20.6
Net cash from (used in) discontinued operations	14.1	7.0	(29.5)	(10.1)
Net cash from (used in) operating activities	16.0	46.7	(221.1)	10.5

Cash flows used in investing activities:
Proceeds from asset sales and other	0.6	0.2	8.7	0.2
(Increase) decrease in restricted cash	1.8	(1.3)	1.8	(2.8)
Business acquisitions and other investments, net of cash acquired	—	—	(30.5)	(7.4)
Capital expenditures	(15.5)	(29.2)	(37.1)	(44.4)
Net cash used in continuing operations	(13.1)	(30.3)	(57.1)	(54.4)
Net cash used in discontinued operations	(0.3)	(7.5)	(2.0)	(48.1)
Net cash used in investing activities	(13.4)	(37.8)	(59.1)	(102.5)

Cash flows from financing activities:
Borrowings under senior credit facilities	250.0	280.0	586.0	375.0
Repayments under senior credit facilities	(200.0)	(245.0)	(467.9)	(340.0)
Repayments under senior notes	—	(21.3)	—	(49.5)
Borrowings under trade receivables agreement	25.0	14.0	98.0	86.0
Repayments under trade receivables agreement	(32.3)	(8.0)	(59.3)	(29.0)
Net borrowings under other financing arrangements	2.1	5.2	3.9	5.8
Purchases of common stock	(31.8)	—	(75.0)	—
Proceeds from the exercise of employee stock options and other, net of minimum tax withholdings paid on behalf of employees for net share settlements	0.5	2.6	4.6	(0.9)
Financing fees paid	—	(11.2)	(0.2)	(11.2)
Dividends paid	(12.6)	(12.6)	(25.3)	(28.1)
Net cash from continuing operations	0.9	3.7	64.8	8.1
Net cash from discontinued operations	—	—	—	—
Net cash from financing activities	0.9	3.7	64.8	8.1
Change in cash and equivalents due to changes in foreign currency exchange rates	(13.1)	10.5	(8.1)	23.6
Net change in cash and equivalents	(9.6)	23.1	(223.5)	(60.3)
Consolidated cash and equivalents, beginning of period	337.1	372.0	551.0	455.4
Consolidated cash and equivalents, end of period	$327.5	$395.1	$327.5	$395.1

SPX CORPORATION AND SUBSIDIARIES

RESULTS OF REPORTABLE SEGMENTS AND OTHER OPERATING SEGMENTS

(Unaudited; in millions)

	Three months ended			Six months ended
	June 30, 2012	July 2, 2011%		June 30, 2012	July 2, 2011%
Flow Technology reportable segment

Revenues	$677.3	$492.8	37.4%	$1,305.4	$948.7	37.6%
Gross profit	204.3	162.6		383.9	319.3
Selling, general and administrative expense	126.9	102.1		253.2	198.5
Intangible amortization expense	7.6	3.9		14.5	7.8
Income	$69.8	$56.6	23.3%	$116.2	$113.0	2.8%
as a percent of revenues	10.3%	11.5%		8.9%	11.9%

Thermal Equipment and Services reportable segment

Revenues	$350.2	$431.9	-18.9%	$670.7	$757.2	-11.4%
Gross profit	67.5	91.5		130.0	164.4
Selling, general and administrative expense	50.2	54.3		101.0	104.5
Intangible amortization expense	1.3	1.4		2.7	2.8
Income	$16.0	$35.8	-55.3%	$26.3	$57.1	-53.9%
as a percent of revenues	4.6%	8.3%		3.9%	7.5%

Industrial Products and Services

Revenues	$232.8	$212.1	9.8%	$449.4	$415.8	8.1%
Gross profit	68.1	62.6		130.1	128.4
Selling, general and administrative expense	37.4	38.1		73.2	76.2
Intangible amortization expense	0.5	0.4		0.9	0.7
Income	$30.2	$24.1	25.3%	$56.0	$51.5	8.7%
as a percent of revenues	13.0%	11.4%		12.5%	12.4%

Total income for reportable and other operating segments	$116.0	$116.5		$198.5	$221.6
Corporate expenses	22.0	24.2		54.4	56.2
Pension and postretirement expense	9.1	9.0		18.2	18.1
Stock-based compensation expense	6.5	6.5		28.3	25.7
Impairment of goodwill and other intangible assets	—	24.7		—	24.7
Special charges, net	8.4	4.2		10.8	6.6
Consolidated Operating Income	$70.0	$47.9	46.1%	$86.8	$90.3	-3.9%

SPX CORPORATION AND SUBSIDIARIES

ORGANIC REVENUE RECONCILIATION

(Unaudited)

	Three months ended June 30, 2012
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions (Divestitures)	Currency	Growth (Decline)

Flow Technology reportable segment	37.4%	31.5%	(6.0)%	11.9%

Thermal Equipment and Services reportable segment	(18.9)%	(1.6)%	(6.3)%	(11.0)%

Industrial Products and Services	9.8%	—%	(0.8)%	10.6%

Consolidated	10.9%	13.0%	(5.2)%	3.1%

	Three months ended June 30, 2012
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions (Divestitures)	Currency	Growth (Decline)

Americas	9.4%	9.6%	(1.1)%	0.9%

Europe	(3.2)%	12.3%	(11.0)%	(4.5)%

Asia Pacific	48.1%	28.1%	(2.9)%	22.9%

Africa and Middle East	(5.8)%	8.2%	(14.0)%	0.0%

Consolidated	10.9%	13.0%	(5.2)%	3.1%

	Six months ended June 30, 2012
	Net Revenue		Foreign	Organic Revenue
	Growth (Decline)	Acquisitions (Divestitures)	Currency	Growth (Decline)

Americas	12.1%	8.8%	(0.7)%	4.0%

Europe	(1.0)%	11.7%	(7.9)%	(4.8)%

Asia Pacific	50.9%	32.1%	(1.4)%	20.2%

Africa and Middle East	4.5%	8.3%	(10.0)%	6.2%

Consolidated	14.3%	13.1%	(3.5)%	4.7%

SPX CORPORATION AND SUBSIDIARIES

FREE CASH FLOW  RECONCILIATION

(Unaudited; in millions)

	Three months ended
	June 30, 2012	July 2, 2011

Net cash from continuing operations	$1.9	$39.7

Capital expenditures - continuing operations	(15.5)	(29.2)

Free cash flow from (used in) continuing operations	$(13.6)	$10.5

SPX CORPORATION AND SUBSIDIARIES

CASH AND DEBT RECONCILIATION

(Unaudited; in millions)

Six months ended
June 30, 2012

Beginning cash and equivalents	$551.0

Operational cash flow	(191.6)
Business acquisitions, net of cash acquired	(30.5)
Capital expenditures	(37.1)
Decrease in restricted cash	1.8
Proceeds from asset sales and other	8.7
Borrowings under senior credit facilities	586.0
Repayments under senior credit facilities	(467.9)
Net borrowings under trade receivable agreement	38.7
Net borrowings under other financing arrangements	3.9
Financing fees paid	(0.2)
Proceeds from the exercise of employee stock options and other, net of minimum withholdings paid on behalf of employees for net share settlements	4.6
Purchases of common stock	(75.0)
Dividends paid	(25.3)
Cash used in discontinued operations	(31.5)
Change in cash due to changes in foreign currency exchange rates	(8.1)
Ending cash and equivalents	$327.5

	Debt at				Debt at
	December 31, 2011	Borrowings	Repayments	Other	June 30, 2012

Domestic revolving loan facility	$—	$586.0	$(436.0)	$—	$150.0
Foreign revolving loan facility	30.9	—	(31.9)	1.0	—
Term Loan 1	300.0	—	—	—	300.0
Term Loan 2	500.0	—	—	—	500.0
6.875% senior notes	600.0	—	—	—	600.0
7.625% senior notes	500.0	—	—	—	500.0
Trade receivables financing arrangement	—	98.0	(59.3)	—	38.7
Other indebtedness	70.2	14.5	(10.6)	0.7	74.8
Totals	$2,001.1	$698.5	$(537.8)	$1.7	$2,163.5

SPX CORPORATION AND SUBSIDIARIES

ADJUSTED EARNINGS PER SHARE RECONCILIATION

(Unaudited)

	Three months ended June 30, 2012	Three months ended July 2, 2011

Diluted income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$0.74	$0.47

Impairment of goodwill and other intangible assets	—	0.29

Inventory and backlog step-up purchase accounting adjustments for ClydeUnion	0.04	—

Adjusted diluted income per share of common stock from continuing operations attributable to SPX Corporation common shareholders	$0.78	$0.76